Exhibit 99.1

Ondas Inc. Reports Record Fourth Quarter and Full Year 2025 Financial Results: Expects Outsized Growth in 2026 Driven by Execution at OAS, Accelerated Strategic Growth Program and Strong Global Demand for Autonomous Systems

Q4 revenue of $30.1 million meeting the high end of our recently pre-announced target range and represents a step-change increase from prior quarters

Full-year 2025 revenue of $50.7 million, meeting the high end of our recently pre-announced target range, representing approximately 605% year-over-year growth

Raising full-year 2026 revenue target to at least $375 million and establishing Q1 2026 revenue target of $38 - $40 million, representing approximately 640% and 820% year-over-year growth, respectively.

Balance sheet strengthened with approximately $594.4 million in cash, cash equivalents and restricted cash as of December 31, 2025, and with approximately $960 million in net cash proceeds raised in January 2026, providing substantial capacity to support organic growth and strategic M&A

Conference Call Scheduled for Wednesday, March 25th at 8:30 a.m. ET

WEST PALM BEACH, FL / March 23, 2026 / Ondas Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence through its Ondas Autonomous Systems (OAS) business unit and private wireless solutions through Ondas Networks, reported financial and operating results for the fourth quarter and full year ended December 31, 2025.

“2025 was a defining year for Ondas as we transitioned from a portfolio of advanced technologies into a scaled operating platform that has delivered substantial shareholder value over the past year and is positioned to continue to do so,” said Eric Brock, Chairman and CEO of Ondas. “We delivered record financial results, highlighted by significant revenue growth across Ondas Autonomous Systems, and we enter 2026 with strong momentum, expanding backlog, and increasing global demand for our integrated autonomous systems solutions. Importantly, we have received strong support from our investors, as evidenced by approximately $1.5 billion of pro forma cash on our balance sheet as of December 31, 2025. This capital provides us with significant strategic flexibility to accelerate our growth initiatives, scale operations globally and execute on our Core + Strategic Growth Program, positioning Ondas to capture the substantial opportunities we see ahead in 2026 and beyond.”

“At Ondas Autonomous Systems, our execution of the Core + Strategic Growth Program has materially expanded both our capabilities and our market reach. Through targeted acquisitions, we have built a differentiated system-of-systems platform spanning aerial ISR and effector platforms, counter-UAS, ground robotics, advanced sensors and AI-enabled command and control. This expanded portfolio is driving strong customer adoption, as evidenced by new customer wins, increasing order flow and a rapidly growing backlog, which provides clear visibility into continued revenue growth. These capabilities are now being deployed across global defense, homeland security, public safety and critical infrastructure markets, where demand is accelerating, and positions us for very strong growth as we move through 2026.”

“Importantly, our scale is increasingly translating into meaningful strategic advantage. We are engaging a broader set of customers on larger, more complex programs and are increasingly positioned as a prime contractor and integrated solutions provider. Our partnership with Palantir is particularly beneficial, extending well beyond a traditional collaboration to support Ondas’ expansive, layered ISR roadmap—integrating aerial, ground and now stratospheric sensing capabilities into unified, AI-driven operational platforms. With the World View partnership, we are accelerating this vision by enabling persistent, high-altitude intelligence that complements our low-altitude and terrestrial systems, creating a vertically integrated sensing architecture. Together with Palantir’s AIP platform, this positions Ondas at the center of next-generation, multi-domain operational environments where data fusion, autonomy and AI drive faster, more informed mission outcomes.”

“We have also made significant progress in building the operating foundation required to support sustained growth. Investments in manufacturing, supply chain, field services and global go-to-market capabilities are enabling us to industrialize our technologies and deliver at scale across multiple regions. A key milestone in this effort is the formation of ONBERG Autonomous Systems (“ONBERG”), our joint venture with Heidelberger Druckmaschinen AG (“Heidelberg”), which establishes a localized European platform for manufacturing, engineering and customer engagement in one of the world’s most important defense and security markets. Together with our U.S.-based manufacturing partnerships and global supply chain initiatives, these efforts are strengthening our ability to meet growing demand while ensuring compliance with regional requirements. As a result, we are seeing increasing operating leverage across the business and a clearer path to profitability as revenue continues to scale.”

“At Ondas Networks, we continue to advance our leadership position in private wireless communications for mission-critical infrastructure. The adoption of IEEE 802.16t as the upgrade path across AAR-owned spectrum represents a significant long-term opportunity, and ongoing field deployments and customer engagement on specific new, high value applications are laying the groundwork for future large scale network rollouts likely beginning in 2027.”

“Looking ahead, we believe Ondas is well positioned entering 2026. With strong financial resources, a rapidly expanding platform, and increasing global adoption of our solutions, we see meaningful upside to our prior expectations and remain focused on executing our strategy to drive sustained growth, operating leverage and long-term value creation for our shareholders,” Brock concluded.

Full Year 2025 and Recent Highlights – Ondas Autonomous Systems

●	Delivered record financial performance, generating $49.7 million in revenue in 2025 compared to $5.3 million in 2024, representing 840% year-over-year growth.

●	Ended 2025 with $68.3 million in backlog up from $20.3 million in the prior quarter, reflecting accelerating global demand for OAS autonomous drone, counter-UAS and robotics solutions.

●	Appointed Brig. Gen. (Res.) Oshri Lugassy as Co-CEO of Ondas Autonomous Systems, strengthening leadership to drive expansion into global defense and security markets.

●	Launched a new strategic growth plan for OAS, presented to investors during the Company’s OAS Investor Day 2025 and again at OAS Investor Day 2026, outlining the roadmap to scale OAS’ operating platform and financial model as a global provider of unmanned and autonomous defense and security systems.

●	Executed on the OAS strategic growth plan through a series of strategic acquisitions, significantly expanding the technology and operational platform across advanced robotics motion systems, ISR sensors, precision optics, land-mine detection and demining solutions, cyber-based counter-UAS capabilities, tactical unmanned ground vehicles and long-range one-way effectors. These efforts also added critical capabilities in long-endurance aerial platforms and propulsion technologies, high-altitude persistent ISR and stratospheric sensing, U.S.-based prime contracting and program execution, and heavy engineering and robotic equipment for defense applications, further advancing Ondas’ integrated system-of-systems architecture across air, ground and multi-domain mission environments.

●	Bolstered the leadership team with key additions across the operating company platform bolstering critical global operating functions ranging from sales, marketing, supply chain, field services, financing and administration to support expected sustained multi-year growth.

●	Announced a partnership with Palantir Technologies to enhance operational capabilities and drive global adoption of its autonomous platforms, providing access to the full suite of Palantir AIP capabilities—from Warp Speed and Foundry for scalable operations, supply chain optimization and production workflows, to Maven and advanced C2 for mission command. This collaboration supports the integration of layered ISR and strike capabilities, enabling unified, AI-driven operational environments for both commercial and military customers.

●	Established ONBERG as a 51%-owned joint venture with strategic partner Heidelberg creating a Germany-based go to market platform for OAS’ autonomous platforms providing localized manufacturing, engineering and sales collaboration addressing the German market, initially focused on the expanding counter-UAS and ISR systems market.

●	Engaged Detroit Manufacturing Systems and Kitron to scale NDAA-compliant US based manufacturing and supply chain management to meet increasing US drone demand.

●	Announced multiple major European airport counter-UAS deployments, demonstrating growing demand for Ondas’ layered low-altitude airspace defense solutions combining detection, cyber-takeover and autonomous interception technologies.

●	Announced strategic government tender with Ondas’ Airobotics as the Prime contractor to deploy Autonomous Border Protection. The system is designed to establish a persistent, AI-driven autonomous security architecture utilizing thousands of drone assets, advanced command-and-control software and integrated ground infrastructure to protect strategic national borders.

●	Expanded our advisory board with the addition of Major General Yoav Har-Even, former Rafael CEO, Dr. Irit Idan, a seasoned senior advanced systems executive and SoftBank Vision Fund Advisor, Brigadier General (Res) Yaniv Rotem, former head of military R&D at Israel’s Ministry of Defense, and David Chinn, a Senior Partner at McKinsey & Company who brings decades of experience advising governments, defense organizations, and leading technology companies on strategy, transformation, and large-scale capability development.

●	Secured purchase order from a major U.S. public safety organization for the Kestrel drone detection and counter-UAS system.

●	Launched NDAA-compliant fiber-optic communication spools through Apeiro Motion, supporting secure communications for drones and ground robotics.

“Ondas Autonomous Systems delivered record revenue growth and disciplined execution of our strategic growth plan in 2025,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “We exited the year with a significantly expanded backlog, reflecting accelerating global demand for our autonomous drone, counter-UAS and robotics solutions. Over the course of the year, we meaningfully expanded our product portfolio and advanced our system-of-systems strategy. This integrated approach is resonating with customers who are increasingly seeking unified, mission-ready solutions rather than point technologies.”

“In parallel, we made substantial investments in our internal operating platform, including strengthening our leadership team, expanding production capacity and enhancing our global supply chain and field operations to support sustained, multi-year growth. Localized manufacturing, engineering and go-to-market capabilities in key international markets further position us to capture growing demand. With a stronger platform, an expanded global footprint and increasing customer adoption, we believe OAS is well positioned to continue its rapid growth trajectory and emerge as a leading provider of integrated autonomous defense and security systems worldwide,” Lugassy concluded.

Full Year 2025 and Recent Highlights – Ondas Networks

●	In April 2025, the Association of American Railroads (AAR) selected Ondas Networks’ IEEE 802.16t (“dot16”) Direct-Peer-to-Peer communications protocol as the foundation for Next Generation Head-of-Train / End-of-Train (NGHE); complete NGHE specifications are expected by the end of 2026, with product rollouts anticipated in 2027.

●	In September, the AAR designated dot16 as the upgrade path for the legacy 160 MHz network, complementing its prior adoption across 900 MHz and 450 MHz networks. The Association of American Railroads is now evaluating the adoption of IEEE 802.16t as a formal AAR standard.

●	Several railroads, including multiple Class 1s, have engaged with Ondas Networks to develop in-field Proof of Concept (POC) application testing of dot16 over the 160 MHz network to address telecommunications, signaling and general operational issues. The first installation was completed in January 2026 providing end-to-end communications with third-party wayside equipment.

●	Ondas Networks has started delivering units of the 220 MHz Advanced Civil Speed Enforcement System (“ACSES”) radios to Amtrak to support Amtrak’s upgrade to ACSES, a Positive Train Control (PTC) system. Commercial deliveries will continue through Q2 2026. Other participants in the Northeast Corridor are now evaluating the ACSES radio for their operations in the NEC.

●	Airlink dot16-compliant 900 MHz equipment rollouts continued on Metra the primary commuter rail system serving the Chicago metropolitan area, and on Class 1 railroads.

Markus Nottelmann, Chief Executive Officer of Ondas Networks, commented, “2025 was an important year for Ondas Networks as we deepened our engagement with railroads and industry stakeholders and advanced the adoption of IEEE 802.16t across AAR-owned spectrum. We are now focused on extending the benefits of a general-purpose network infrastructure to the 160 MHz network, the primary communications band spanning the North American rail system. Industry engagement has been strong, supported by multiple in-field Proof-of-Concept deployments demonstrating end-to-end communications across critical rail applications, including safety systems. We expect to make meaningful progress in 2026 as we expand deployment activity in the 160 MHz spectrum, advance NGHE productization, and continue working closely with our customers to support the evolution of next-generation rail communications.”

Full Year 2025 and Recent Highlights – Strategic Growth Program

Ondas formally launched its Core + Strategic growth program in July 2025, with a programmatic M&A effort being one of several critical value drivers for the program. Investor support for this program, as evidenced by the more than $1.8 billion in gross equity proceeds raised since June 2025 has helped accelerate Ondas’ acquisition activity. Highlights from the strategic growth program include:

●	Hired Patrick Huston, (ret.) Brigadier General as Chief Operating Officer and General Counsel to support the overall growth of Ondas across business units, including the strategic growth program.

●	Built and advanced internal corporate development effort led by Mark Green, Head of Global Corporate Development & M&A and supported by a deep team of technical, industry and financial experts in addition to post-merger integration specialists.

●	Executed strategic acquisitions, expanding capabilities with strategically valuable, mission-ready technology and services capabilities, as well as broadening and deepening talent base and customer relationships. Acquisitions announced since July 2025 include:

●	Apeiro Motion in a transaction valued at $12 million in August 2025

●	SPO in a transaction valued at $11.9 million in October 2025

●	Insight in a transaction valued at $3.5 million in October 2025

●	4M Defense in a transaction valued at $10.7 million in October 2025

●	Sentrycs in a transaction valued at $224.6 million in November 2025

●	Roboteam in a transaction valued at $81.7 million in December 2025

●	Rotron Aerospace in a transaction valued at $39.9 million in March 2026

●	Bird Aerospace in a transaction valued at $110 million in March 2026

●	INDO Earth in a transaction valued at $60 million in March 2026

●	Mistral in a transaction valued at $175 million announced in March 2026 with closing expected in Q2 2026

●	Made a $35 million strategic investment in PDW Holdings to advance ecosystem relationships with a leading defense technology company. Additional strategic investments were made in World View Enterprises, Rift Dynamics, and Firestorm Labs.

●	Made strategic investments in publicly traded companies including Lightpath, SafePro AI, Kopin Industries, and Unusual Machines.

Fourth Quarter 2025 Financial Results

Revenues increased 198% sequentially to $30.1 million for the three months ended December 31, 2025, compared to $10.1 million for the three months ended September 30, 2025, and up 629% from $4.1 million for the three months ended December 31, 2024. Revenues from Ondas Networks were $0.5 million as compared to $0.1 million in the third quarter of 2025 and unchanged from the fourth quarter of 2024 due to extended timelines for network deployments by customers. OAS revenues were $29.6 million, an increase of 196% from $10.0 million in the third quarter of 2025, and an increase of $26.0 million or 722% from $3.6 million in the fourth quarter of 2024. The increase reflects the shipment of products and services from orders for Iron Drone and Optimus as well as contributions from the companies acquired in the second half of 2025.

Gross profit was $12.7 million for the three months ended December 31, 2025, compared to $2.6 million for the three months ended September 30, 2025, and $0.9 million for three months ended December 31, 2024. Gross profit as a percentage of revenues was 42% for the three months ended December 31, 2025, 26% for the three months ended September 30, 2025, and 21% for the three months ended December 31, 2024. The increase in gross margins results from increased revenue at OAS, a favorable product mix and the additional revenue covering fixed manufacturing costs as well gross margin generated by companies acquired during the period.

Operating expenses increased to $36.1 million for the three months ended December 31, 2025, as compared to $18.1 million in the three months ended September 30, 2025, and $9.4 million in three months ended December 31, 2024. The increases were primarily due to the added operating expenses of the acquired companies, an increase in personnel costs and purchased services at OAS and Ondas Inc., as we built out our management infrastructure to support the revenue expansion, amortization of intangibles expense associated with the acquisitions, and legal and due diligence expenses relating to the acquisition activity.

Operating loss increased to $23.3 million for the three months ended December 31, 2025, as compared to $15.5 million for the three months ended September 30, 2025 and $8.5 million for the three months ended December 31, 2024. The change from both periods was the result of the changes described above.

Other expense, net was $77.5 million for the three months ended December 31, 2025, compared to $8.3 million of other income, net for the three months ended September 30, 2025, and $1.8 million other expense, net for the three months ended December 31, 2024. The current quarter loss included a non-cash charge of $82.2 million relating to warrants issued in connection with the October 2025 equity raise (“2025 Warrants”) that have been classified as a liability using a Black-Scholes valuation as of December 31, 2025. The valuation of this liability is subject to material changes from period to period without having any impact on the business of the company or the underlying economics of the warrant. The charge for warrants was partially offset by $10.7 million of other income resulting primarily from interest and dividends on our cash and cash equivalents balances.

Net loss was $101.0 million for the three months ended December 31, 2025, which included the non-cash charge described above, as compared to a net loss of $7.5 million for the three months ended September 30, 2025, and $10.3 million for the three months ended December 31, 2024.

Adjusted EBITDA loss was $9.9 million for the three months ended December 31, 2025, versus $8.1 million for the three months ended September 30, 2025 and $7.0 million for the three months ended December 31, 2024. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

These results for the three months and year ended December 31, 2025 differ from the preliminary results previously reported by Ondas primarily due to the non-cash charge associated with the 2025 Warrants described above.

Full Year 2025 Financial Results

Revenues were $50.7 million for the year ended December 31, 2025, as compared to $7.2 million for the year ended December 31, 2024, with the increase attributable to growing adoption of core OAS platforms and the additional revenue from the companies that were acquired in the second half of the year.

Gross profit for the year ended December 31, 2025, was $20.1 million or 40% compared to $0.4 million or 5% for the year ended December 31, 2024, reflecting higher revenue from OAS with a favorable product mix and the additional revenue covering fixed manufacturing costs as well as gross margin generated by companies acquired during the period.

Operating expenses rose to $78.5 million for the year ended December 31, 2025, compared to $35 million for the year ended December 31, 2024. The increases were primarily due to the added operating expenses of the acquired companies, an increase in personnel costs and purchased services at OAS and Ondas Inc., as we built out our management infrastructure to support the revenue expansion, and legal and due diligence expenses relating to the acquisition activity.

Operating loss rose to $58.4 million for the year ended December 31, 2025, as compared to operating loss of $34.6 million for the year ended December 31, 2024. Operating loss rose as a result of higher operating expenses as described above, partially offset by the increase in gross profit.

Other expense was $74.5 million for the year ended December 31, 2025, compared to $3.4 million for the year ended December 31, 2024. The current year included a non-cash charge of $82.2 million relating to warrants issued in connection with the October 2025 equity raise (“2025 Warrants”) that have been classified as a liability using a Black-Scholes valuation as of December 31, 2025. The valuation of this liability is subject to material changes from period to period without having any impact on the business of the company or the underlying economics of the warrant. The charge for warrants was partially offset by $7.7 million other income resulting primarily from interest and dividends on our cash and cash equivalents balances less interest expense.

Net loss was $133.4 million for the year ended December 31, 2025, inclusive of the non-cash charge described above, as compared to a net loss of $38.0 million for the year ended December 31, 2024.

Adjusted EBITDA loss was $31.3 million for the year ended December 31, 2025, as compared to $28.5 million for the year ended December 31, 2024. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

The Company held cash, cash equivalents and restricted cash of $594.4 million as of December 31, 2025, as compared to $30.0 million as of December 31, 2024. The increase of $564.4 million was the result of raising $862.7 million in financing, primarily from the sale of common stock and warrants and the exercise of stock options and warrants. $260.1 million of cash was used in acquisitions, net of cash acquired, and strategic investments and $38.7 was used to fund operations. On January 9, 2026 we raised approximately $960 million in net proceeds that, combined with our cash,cash equivalents and restricted cash at December 31, 2025 of approximately $594 million, brought our cash and cash equivalents position to $1.55 billion.

Operational and Financial Outlook for 2025

The Company expects continued strong momentum in 2026 and is raising its revenue target for 2026 to at least $375 million, which represents a nearly 7-fold increase from 2025 and is more than double its prior outlook last shared in January 2026. For the first quarter of 2026 Ondas is targeting revenue of $38 - $40 million, representing year-over-year growth of 820%. Growth will be led by our OAS business unit and is supported by $68.3 million in backlog and includes significant contributions from the recently announced acquired businesses. Ondas expects backlog to increase significantly during the first quarter as orders remain strong during Q1 2026 and the impact of recently announced acquisitions is included, further supporting the outlook for strong revenue growth. Revenue expectations for Ondas Networks remain modest due to the current lack of firm commitments on rail network buildout timelines.

We expect Adjusted EBITDA losses to increase in Q1, given an increase in operating expenses reflecting a full quarter of investment in the Ondas and OAS operating platforms, which include a significant increase in leadership and other expenses, including marketing to support the expected rapid growth in 2026 and beyond. That said, Ondas expects Adjusted EBITDA margins to improve throughout the year and we maintain our guidance for product level profitability by Q3 2026, OAS level profitability by 3Q 2027 and company-wide profitability by Q1 2028. We view these expenses as running in front of revenue, necessary to support growth. We also view them as prudent and limited in scope in relation to the significant opportunity ahead.

Earnings Conference Call & Audio Webcast Details

Date: Wednesday, March 25, 2026

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: HERE

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company's website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems, robotics, and mission-critical connectivity solutions for defense, security, and industrial markets. Through its business units (Ondas Autonomous Systems, Ondas Capital and Ondas Networks), the Company develops and deploys integrated technologies that deliver advanced sensing, mobility, and communications capabilities for complex operational environments.

Ondas Autonomous Systems (OAS) delivers a portfolio of AI-enabled air and ground robotic platforms and counter-UAS technologies designed to support defense, homeland security, and critical infrastructure protection missions worldwide. OAS solutions include autonomous drone platforms, robotic ground systems, counter-drone technologies, advanced propulsion and unmanned aircraft capabilities, autonomous engineering and demining capabilities, and integrated sensing systems that enable persistent intelligence, surveillance, security, and operational response. These platforms are deployed globally across defense forces, government agencies, and commercial operators to protect sensitive sites, populations, and strategic infrastructure.

Ondas Capital focuses on strategic investments, partnerships, and advisory initiatives that support the growth of the global autonomous systems ecosystem. The platform is designed to accelerate the development, scaling, and deployment of next-generation robotics, sensing, and defense technologies across allied markets.

Ondas Networks provides mission-critical wireless connectivity through its FullMAX platform, a software-defined broadband solution based on the IEEE 802.16t standard. FullMAX enables highly reliable, secure, and scalable communications for industrial IoT applications across rail, utilities, oil and gas, transportation, and government networks.

Together, Ondas’ technologies combine autonomous systems, advanced sensing, and resilient connectivity to deliver integrated operational capabilities that enhance security, efficiency, and decision-making in some of the world’s most demanding environments.

For additional information on Ondas Inc.: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Sentrycs: www.sentrycs.com, X and LinkedIn

For Roboteam: www.robo-team.com, X and LinkedIn

For Apeiro Motion: www.apeiro-motion.com and LinkedIn

For Rotron: www.rotronaero.com and Linkedin

For 4M Defense: www.4-mine.com and LinkedIn

For BIRD: www.birdaero.com and LinkedIn

For Ondas Capital: www.ondascapital.com, X and LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas Inc.

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Inc.

preston.grimes@ondas.com

ONDAS INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(dollars in thousands, except par value)

	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$550,744	$29,958
Restricted cash	43,615	41
Short-term investments	21,750	-
Accounts receivable, net	22,356	5,223
Inventory, net	21,963	9,822
Other current assets	25,473	2,476
Total current assets	685,901	47,520

Property and equipment, net	10,217	2,587
Goodwill, net of accumulated impairment charges	254,896	27,752
Intangible assets, net	136,890	27,178
Long-term equity investments	35,587	-
Other assets	12,437	4,585
Total assets	$1,135,928	$109,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,873	$5,660
Accrued expenses and other current liabilities	33,970	5,841
Accrued purchase consideration	75,000	-
Notes payable, net of unamortized debt discount and issuance costs of $0 and $227, respectively, related party	1,500	1,273
Notes payable	704	-
Convertible note payable, net of unamortized debt discount and issuance cost of $0 and $362, respectively, related party	3,500	5,138
Convertible note payable, net of debt discount and issuance cost of $0 and $5,236, respectively	2,950	31,947
Deferred revenue	8,029	329
Government grant liability	2,295	389
Total current liabilities	141,821	50,577

Convertible notes payable, net of current portion, net of unamortized debt discount and issuance cost of $0 and $1,682, respectively	3,834	15,868
Government grant liability, net of current portion	1,362	2,168
Warrant liability	489,434	-
Deferred tax liability	14,531	-
Other long-term liabilities	10,244	5,065
Total liabilities	661,226	73,678

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interest	33,330	19,361

Stockholders’ Equity
Preferred stock – par value $0.0001; 5,000,000 shares authorized at December 31, 2025 and December 31, 2024, and none issued or outstanding at December 31, 2025 and December 31, 2024	-	-
Preferred stock, Series A – par value $0.0001; 5,000,000 shares authorized at December 31, 2025 and December 31, 2024, and none issued or outstanding at December 31, 2025 and December 31, 2024	-	-
Common stock – par value $0.0001; 800,000,000 and 300,000,000 shares authorized at December 31, 2025 and 2024, respectively; 380,763,481 and 93,173,191 issued and outstanding at December 31, 2025 and December 31, 2024, respectively	38	9
Additional paid in capital	805,381	252,942
Accumulated other comprehensive income	329	-
Accumulated deficit	(368,387)	(236,368)
Total Ondas Inc. stockholders’ equity	437,361	16,583
Noncontrolling interest	4,011	-
Total stockholders’ equity	441,372	16,583
Total liabilities and stockholders’ equity	$1,135,928	$109,622

ONDAS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	Years Ended December 31,
	2025	2024
Revenues, net	$50,731	$7,193
Cost of goods sold	30,575	6,848
Gross profit	20,156	345

Operating expenses:
General and administrative	44,474	17,142
Sales and marketing	13,187	5,336
Research and development	20,879	12,476
Total operating expenses	78,540	34,954

Operating loss	(58,384)	(34,609)

Other income (expense), net
Other income (expense), net	11	(20)
Change in fair value of warrant liability	(82,225)	-
Change in fair value of government grant liability	(204)	95
Interest and dividend income	9,112	235
Unrealized gain on investments	5,400	-
Interest expense	(6,575)	(3,620)
Foreign exchange gain (loss), net	(27)	(88)
Total other income (expense), net	(74,508)	(3,398)

Loss before provision for income taxes	(132,892)	(38,007)

Provision for income taxes	488	-

Net loss	(133,380)	(38,007)
Less preferred dividends attributable to noncontrolling interest	1,560	1,504
Less deemed dividends attributable to accretion of redemption value	3,592	2,908
Less net loss attributable to noncontrolling interest	(1,361)	-
Net loss attributable to Ondas Inc. stockholders	$(137,171)	$(42,419)

Net loss per share – basic and diluted	$(0.62)	$(0.61)

Weighted average number of common shares outstanding, basic and diluted	221,769	69,917

ONDAS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(dollars in thousands)

	Years Ended December 31,
	2025	2024
Net loss	$(133,380)	$(38,007)
Other comprehensive income:
Foreign currency translation	393	-
Comprehensive loss	(132,987)	(38,007)

Comprehensive loss attributable to:
Noncontrolling interests	(1,297)	-
Comprehensive loss attributable to Ondas Inc. stockholders	$(131,690)	$(38,007)

ONDAS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(dollars in thousands)

	Years Ended December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(133,380)	$(38,007)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Investment gains	(5,400)	-
Depreciation	946	602
Amortization of debt discount and issuance cost	4,867	2,527
Amortization of intangible assets	5,808	4,220
Amortization of right of use asset	1,232	842
Noncash interest expense	331	-
Provision for obsolete inventory	923	121
Credit losses	-	993
Loss on disposal of equipment	-	2
Loss on intellectual property	16	28
Gain on termination of operating lease	-	(12)
Change in fair value of warrant liability	82,225	-
Change in fair value of government grant liability	48	(215)
Stock-based compensation	16,016	1,265
Changes in operating assets and liabilities:
Cash paid for right of use asset	-	(272)
Accounts receivable	(13,595)	(2,891)
Inventory	(4,836)	(5,466)
Other current assets	(18,945)	491
Other assets	(725)	(64)
Accounts payable	4,456	1,155
Accrued expenses and other current liabilities	22,099	1,152
Deferred revenue	176	157
Operating lease liability	(1,472)	(180)
Deferred tax liability	(16)	-
Other liabilities	480	83
Net cash flows used in operating activities	(38,746)	(33,469)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(67)	(37)
Purchase of equipment	(2,034)	(1,636)
Proceeds from sale of equipment	-	1
Purchase of software intangible	(38)	(61)
Purchase of long-term equity investments	(35,587)	-
Purchases of short-term investments	(15,428)	-
Cash paid for asset acquisition, net of cash acquired	(169)	-
Cash paid for business acquisition, net of cash acquired	(206,809)	-
Net cash flows used in investing activities	(260,132)	(1,733)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options and warrants	30,837	58
Proceeds from exercise of warrants in Ondas Autonomous Systems	1,158	-
Proceeds from sale of common stock and warrants, net of issuance costs	829,517	7,304
Proceeds from convertible notes payable, net of issuance costs, related party	-	5,437
Proceeds from convertible notes payable, net of issuance costs	923	31,560
Proceeds from notes payable	235	-
Proceeds from notes payable, net of issuance costs, related party	-	1,422
Proceeds from government grant	365	300
Proceeds from sale of noncontrolling interest in Ondas Networks, net of issuance costs	-	4,375
Payments on notes payable	(29)	-
Payments of issuance costs related to debt conversion	(11)	-
Payments on government grant liability	(342)	(277)
Net cash flows provided by financing activities	862,653	50,179

Increase in cash, cash equivalents, and restricted cash	563,775	14,977
Effect of exchange rate on cash	585	-
Cash, cash equivalents, and restricted cash beginning of period	29,999	15,022
Cash, cash equivalents, and restricted cash end of period	$594,359	$29,999

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$41	$22
Cash paid for income taxes	$10	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Preferred dividends attributable to redeemable noncontrolling interest	$1,560	$1,504
Accretion of redeemable noncontrolling interest to redemption value	$4,783	$2,908
Recognition of redeemable noncontrolling interest in business acquisition	$8,729	$-
Common stock in relation to business acquisitions	$34,821	$-
Common stock issued in exchange for debt repayment	$53,658	$14,227
Warrants in relation to sale of redeemable preferred stock and notes payable with respect to Ondas Networks	$346	$2,796
Warrants in relation to sale of common stock	$-	$2,199
Warrants in Ondas Autonomous Systems, in relation to sale of common stock	$-	$955
Non-cash consideration for settlement of development agreement payable	$-	$342
Transfer of equipment into inventory	$-	$2,290
Operating leases right-of-use assets obtained in exchange of lease liabilities	$1,907	$-

Non-GAAP Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP measures. These reconciliations are set forth in the tables below.

We believe that adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a useful supplemental measure for evaluating our operating performance and period to period trends because it eliminates the impact of items that primarily reflect our capital structure, tax position, noncash accounting charges, acquisition-related transaction costs, and other items that management does not consider indicative of ongoing operating performance. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) and other measures prepared in accordance with GAAP. Adjusted EBITDA removes the effects of interest and financing-related items, depreciation and amortization, income taxes, stock-based compensation, acquisition-related expenses, and other non-operating gains and losses. Management believes that excluding these items enhances comparability across periods and facilitates analysis of underlying operating trends.

Cash Operating Expense is a non-GAAP financial measure that represents total operating expenses excluding depreciation, amortization of intangible assets, and stock-based compensation. The most directly comparable GAAP measure to Cash Operating Expense is total operating expenses. Management believes Cash Operating Expense provides useful supplemental information by isolating recurring, cash-based operating costs and facilitating meaningful period-to-period comparisons. Management uses this measure for internal cost management, budgeting, and liquidity planning, and to evaluate operating trends exclusive of noncash accounting charges.

Other companies may calculate similarly titled non-GAAP measures differently, and therefore our Adjusted EBITDA and Cash Operating Expense may not be comparable to measures used by other companies. Management uses Adjusted EBITDA and Cash Operating Expense, together with GAAP results, in making operating and planning decisions and in evaluating the Company’s ongoing performance.

ONDAS INC.

RECONCILIATION OF NON-GAAP ADJUSTED EBITDA

(UNAUDITED)

(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net Loss	$(101,013)	$(10,335)	$(133,380)	$(38,007)
Depreciation	380	176	946	602
Amortization of intangible assets	2,604	1,059	5,808	4,220
Acquisition related expenses(1)	3,603	-	4,310	-
Stock-based compensation	6,805	277	16,016	1,265
Provision for income taxes	181	-	488	-
Other (income) expense, net(2)	(77,511)	1,818	74,508	3,398
Adjusted EBITDA (non-GAAP)	$(9,929)	$(7,005)	$(31,304)	$(28,522)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Loss	$(7,480)	(9,526)	(32,367)	(27,672)
Depreciation	196	190	566	424
Amortization of intangible assets	1,087	1,056	3,204	3,162
Acquisition related expenses(1)	707	-	707	-
Stock-based compensation	5,460	311	9,211	989
Provision for income taxes	307	-	307	-
Other (income) expense, net(2)	(8,330)	866	(3,003)	1,581
Adjusted EBITDA (non-GAAP)	$(8,053)	(7,103)	(21,375)	(21,516)

(1)	Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.

(2)	Other (income) expense, net includes interest and dividend income, unrealized gain and losses on investments, interest expense, foreign exchange gain and loss, the change in the fair value of government grant liabilities and warrant liability, and other income (expense), net included on the Company's Consolidated Statements of Operations.

ONDAS INC.

RECONCILIATION OF NON-GAAP CASH OPERATING EXPENSES

(UNAUDITED)

(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Total operating expenses	$36,052	$9,401	$78,540	$34,954
Depreciation(1)	(211)	(157)	(743)	(524)
Amortization of intangible assets	(2,604)	(1,059)	(5,808)	(4,220)
Acquisition related expenses(2)	(3,603)	-	(4,310)	-
Stock-based compensation(1)	(6,007)	(258)	(14,658)	(1,191)
Cash Operating Expenses (non-GAAP)	$23,627	$7,927	$53,021	$29,019

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Total operating expenses	$18,108	8,708	42,488	25,553
Depreciation(1)	(191)	(190)	(532)	(367)
Amortization of intangible assets	(1,087)	(1,056)	(3,204)	(3,162)
Acquisition related expenses(2)	(707)	-	(707)	-
Stock-based compensation(1)	(5,267)	(292)	(8,651)	(933)
Cash Operating Expenses (Non-GAAP)	$10,896	7,170	29,394	29,091

(1)	Excludes depreciation and stock-based compensation amounts included in Costs of goods sold on the Company's Consolidated Statements of Operations.

(2)	Acquisition-related expenses include legal, accounting, and other due diligence costs incurred in connection with completed or pending acquisitions.